Exhibit 10.17(a)

TERM LOAN AND SECURITY AGREEMENT

         This Term Loan and Security Agreement (the “Agreement”) is made and entered into as of July 31, 2002 by and between GREATER BAY BANCORP (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (the “Bank”).

ARTICLE I. DEFINITIONS

         1.1         Definitions. Except as otherwise provided, all accounting terms will be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 4.1(g), and financial data submitted pursuant to this Agreement will be prepared in accordance with such principles. As used herein:

                  “Applicable Margin” means (a) in the case of Prime Rate Loans, 0.00% per annum and (b) in the case of LIBOR Rate Loans, 1.375%; provided, however, that the Applicable Margins for Prime Rate Loans and LIBOR Rate Loans are subject to adjustment on the first business day of each February, May, August, and November, commencing November 1, 2002, in accordance with the following matrix based on the Borrower’s senior unsecured debt ratings as reported by Standard & Poor’s Rating Group and Moody’s Investor Services, Inc. (whichever is lower) as of the last day of the immediately preceding calendar quarter:

Debt Rating	Prime Rate Loan Applicable Margin	LIBOR Rate Loan Applicable Margin

Greater than or equal to BBB+ or Baa1	0.00%	1.125%

BBB or Baa2	0.00%	1.250%

BBB- or Baa3	0.00%	1.375%

BB+ or Ba1	0.25%	1.625%

Equal to or less than BB or Ba2	0.50%	1.875%

                     “Average Assets” means the daily average sum of all assets shown on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries, including Loan Loss Reserves of such Subsidiaries, determined in accordance with generally accepted accounting principles applicable to banks and bank holding companies, consistently applied, as set forth in the Borrower’s most recent publicly reported consolidated financial statements.

                  “Collateral” is defined in Section 5.1(a).

                  “Double Leverage Ratio” means, as to the Borrower, the relationship, expressed as numerical ratio, between:

                  (a)         the Borrower’s aggregate equity investment in the Borrower’s Subsidiaries;

and

                  (b)         total shareholder’s equity of the Borrower;

all as determined, without duplication, in accordance with generally accepted accounting principles, consistently applied to the Borrower, as shown on the most recent FRY-9LP report filed by the Borrower.

                  “Event of Default” is defined in Section 6.1.

                  “Loan Loss Reserves” means the aggregate loan loss reserves of the Borrower and its consolidated Subsidiaries as set forth in the Borrower’s most recent publicly reported consolidated financial statements.

                  “Maturity Date” means July 31, 2007 or such earlier date on which the Note becomes due and payable pursuant to Section 6.2.

                  “Net Income” means the amount by which

                  (a)         all revenues and income derived from operations in the ordinary course of business (excluding extraordinary or non-recurring gains and profits upon the disposition of investments or fixed assets)

exceeds

                  (b)         all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, but excluding any extraordinary or non-recurring losses and losses upon the disposition of investments and fixed assets),

all as determined for the Borrower and its consolidated Subsidiaries, without duplication, in accordance with generally accepted accounting principles, applied on a consistent basis; provided that gains and losses incurred in the disposition of investments in the ordinary course of business shall not be deemed to be extraordinary or non-recurring.

                  “Nonperforming Assets” means the sum of (i) Nonperforming Loans and (ii) Other Real Estate.

                  “Nonperforming Loans” means those loans classified as “non-accrual” or “restructured” as set forth in the Borrower’s most recent publicly reported consolidated financial statements.

                  “Note” means the term note of the Borrower in the form of Exhibit A attached hereto.

                  “Obligations” is defined in Section 5.2.

                  “Other Real Estate” means the value of all other real estate owned by the Borrower and its consolidated Subsidiaries as set forth in the Borrower’s most recent publicly reported consolidated financial statements.

                  “Regulatory Authority” means any state, federal or other authority, agency or instrumentality including, without limitation, the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision, responsible for examination and oversight of the Borrower or any Subsidiary.

                  “Subsidiary” or “Subsidiaries” means, for purposes of this Agreement and the other Loan Documents, the Subsidiary Bank, and any entity of which the Borrower owns, directly or through another entity, at the date of determination, more than 50% of the outstanding stock or interest having ordinary voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency.

                  “Subsidiary Bank” means Coast Commercial Bank.

                  “Total Loans” means the aggregate outstanding principal amount of all loans shown as assets of the Borrower and its consolidated Subsidiaries as set forth in the Borrower’s most recent publicly reported consolidated financial statements.

ARTICLE II. LOANS

         2.1         Terms for Advance(s). On or about July 31, 2002, the Bank agrees, subject to the terms and conditions hereof, to make a term loan to the Borrower in the amount of $30,000,000. The term loan shall be evidenced by, be repayable and bear interest in accordance with the Note. The unpaid principal balance of the Note shall be repayable in 12 quarterly installments of $1,500,000 each payable on each July 31, October 31, January 31 and April 30 of each year, commencing October 31, 2003, followed by 3 quarterly installments of $3,000,000 each, commencing October 31, 2006, plus a final installment of the unpaid principal balance, all accrued interest thereon payable on the Maturity Date. The Borrower further agrees to pay interest on the unpaid principal balance of the Note outstanding from time to time in accordance with the terms of his Agreement.

         2.2         Advances and Paying Procedure. The Bank is authorized and directed to credit any of the Borrower’s accounts with the Bank (or to the account the Borrower designates in writing) for all loans made hereunder, and the Bank is authorized to debit such account or any other account of the Borrower with the Bank for the amount of any principal or interest due under the Note or other amounts due hereunder on the due date with respect thereto. The Borrower will maintain a demand deposit account at the Bank to facilitate borrowings and repayments hereunder.

         2.3         Interest Rate.

                  (a)         Interest Rate Options. Interest on the unpaid principal balance of the Note outstanding from time to time shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to the Bank, the prime rate announced by the Bank from time to time, as and when such rate changes, plus the Applicable Margin (a “Prime Rate Loan”); or (ii) upon a minimum of two New York banking days prior notice, the 1, 2 or 3 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York banking days prior to commencement of the LIBOR loan advance, adjusted as necessary for any reserve requirement and other explicit or implicit costs levied by any regulatory agency), plus the Applicable Margin (a “LIBOR Rate Loan”); With respect to Prime Rate Loans, accrued interest shall be payable on the last business day of each calendar quarter commencing October 31, 2002 and continuing on the last business day of each successive quarter thereafter and on the Maturity Date. With respect to LIBOR Rate Loans, accrued interest shall be payable on the last day of the loan period therefor selected by the Borrower under the terms hereof, commencing on the first of such dates to occur after the date hereof and on the Maturity Date. If a LIBOR Rate Loan is prepaid, whether by the Borrower, as a result of acceleration upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs and expenses incurred as a result of such prepayment

(including any applicable “break-funding” charges and losses suffered due to the redeployment of the LIBOR Loan for the remainder of the 1, 2 or 3-month LIBOR interest period then in effect with respect to such LIBOR Loan). Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Loan. In the event the Borrower does not timely select another interest rate option at least 2 banking days before a LIBOR Rate Loan expires, then upon expiration such loan shall automatically be converted into a new LIBOR Loan of the same duration as the expired LIBOR Loan. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR rate option selected shall apply to a minimum principal amount of $1,000,000. For determining payment dates for LIBOR Rate Loans, the New York banking day shall be the standard convention. In the event after the date of initial funding any governmental authority subjects Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such costs or lost income resulting therefrom as reasonably determined by the Bank.

                  (b)         Default Rate. Notwithstanding the provisions of Section 2.3(a) above, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the Notes shall, upon notice from the Bank to the Borrower, bear interest at an annual rate equal to the rate otherwise in effect plus two percentage points (2.00%) (the “Default Rate”), payable upon demand. On and after the Maturity Date, the unpaid principal balance of the Note and all accrued interest thereon shall bear interest at the Default Rate and shall be payable upon demand.

                  (c)         Calculation. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

         2.4         Prepayments. Except as otherwise provided in Section 2.3(a), the Note may be prepaid, without penalty or premium, only on an interest payment date upon 5 business days’ prior notice to the Bank.

ARTICLE III. CONDITIONS TO BORROWING

         3.1         Conditions to Borrowing. The Bank will not be obligated to make any advance hereunder unless (i) the Bank has received executed copies of this Agreement, the Note and all other documents or agreements applicable to the loans described herein, including but not limited to the documents specified in Article V (collectively with this Agreement, the “Loan Documents”), in form and content satisfactory to the Bank; (ii) the Bank has received confirmation satisfactory to it that the Bank has received the security interest contemplated by Section 3.2; (iii) the Bank has received certified copies of the Articles of Incorporation and By-Laws and a certificate of status/good standing of the Borrower and the Subsidiary Bank; (iv) the Bank has received a certified copy of a resolution or authorization in form and content satisfactory to the Bank authorizing the loan and all acts contemplated by this Agreement and all related documents, and confirmation of proper authorization of all guaranties and other acts of third parties contemplated hereunder; (v) the Bank has been provided with an opinion of the Borrower’s in-house counsel, in form and content satisfactory to the Bank confirming the matters outlined in Section 4.1(a) and such other matters as the Bank requests; (vi) no default exists under this Agreement or under any other Loan Documents, or under any other agreements by and between the Borrower and the Bank and no condition or event will exist or have occurred which with the passage of time, the giving of notice or both would constitute a default under this Agreement or under any other Loan Documents or under any other agreements by and between the Borrower and the Bank; (vii) the Bank shall have received a closing fee in the amount of $150,000; and (viii) all proceedings taken in connection with the transactions contemplated by this Agreement and all instruments, authorizations and other documents applicable thereto, will be satisfactory to the Bank and its counsel.

         3.2         Security. The loans provided for hereunder will be secured by a first-priority pledge of 100% of the capital stock of the Subsidiary Bank now owned or hereafter acquired by the Borrower, except directors qualifying shares, if any.

ARTICLE IV. REPRESENTATIONS, WARRANTIES AND COVENANTS

         4.1         Representations and Warranties. Borrower makes the following representations and warranties to the Bank as of the date on which the loan hereunder is funded, in each case except to the extent otherwise disclosed in the Borrower’s most recent annual report on Form 10-K as filed with the Securities and Exchange Commission:

                  (a)         Organization and Authority. The Borrower is a validly existing corporation in good standing under the laws of its state of organization, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within the Borrower’s power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

                  (b)         Subsidiaries.

                            (i)         Each of the Borrower’s Subsidiaries is validly existing in good standing under the laws of its jurisdiction of organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties.

                           (ii)         The Subsidiary Bank has issued and outstanding 50 shares of common stock, having no par value, which are duly authorized, validly issued, fully paid and non-assessable, of which the Borrower owns 100% of the issued and outstanding shares, free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever, except liens in favor of the Bank. The Subsidiary Bank also has 500,000 shares of authorized preferred stock, of which 10,000 shares are designated as 9.0% Noncumulative Preferred Stock, Series A, no shares of preferred stock are outstanding, and no other shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorized or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments obligating the Subsidiary Bank to issue or sell any of the foregoing.

                  (c)         Litigation and Compliance with Laws. The Borrower and the Subsidiaries have complied in all material respects with all applicable federal and state laws and regulations: (i) that regulate or are concerned in any way with its or their banking and trust business, including without limitation those laws and regulations relating to the investment of funds, lending of money, collection of interest, extension of credit, and location and operation of banking facilities; or (ii) otherwise relate to or affect the business or assets of Borrower or any of the Subsidiaries or the assets owned, used or occupied by them. Except to the extent previously disclosed to Bank, there are no claims, actions, suits, or proceedings pending, or to the best knowledge of Borrower, threatened or contemplated against or affecting Borrower or any of the Subsidiaries, at law or in equity, or before any Regulatory Authority, or before any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order of any kind in existence against or restraining Borrower or any of the Subsidiaries, or any of their officers, employees or directors, from taking any action of any kind in connection with the business of Borrower or any of the Subsidiaries which, if adversely determined, could reasonably be expected to have a material adverse effect on the Borrower’s consolidated financial condition. Except to the extent previously disclosed to the Bank, neither Borrower nor any of the Subsidiaries has (i) received from any Regulatory Authority any criticisms, recommendations or suggestions of a material nature, and Borrower has no reason to believe that any such is contemplated, concerning the capital structure of any of the Subsidiaries, loan policies or portfolio, or other banking and business practices of any of the Subsidiaries that have not been resolved to the satisfaction of such Regulatory Authorities or (ii) entered into any memorandum of understanding or similar arrangement with any Regulatory Authority relating to any unsound or unsafe banking practice or conduct or any violation of law respecting the operations of the Borrower or the operations of any of the Subsidiaries.

                  (d)         F.D.I.C. Insurance. The Subsidiary Bank is insured as to deposits by the Federal Deposit Insurance Corporation and no act has occurred which could adversely affect the status of the Subsidiary Bank as an insured bank.

                  (e)         Use of Proceeds; Margin Stock; Speculation. (i) The proceeds of the loan made by the Bank hereunder will be used exclusively by the Borrower to refinance existing indebtedness with the Bank in the amount of $25,000,000; and (ii) for the Borrower’s general corporate and working capital purposes. The Borrower will not use any of the loan proceeds to purchase or carry “margin” stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No part of any of the proceeds will be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

                  (f)         Environmental Matters. Except as disclosed in a written schedule attached to this Agreement (if no schedule is attached, there are no exceptions), there exists no uncorrected violation by the Borrower of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances as hereinafter defined, whether such laws currently exist or are enacted in the future (collectively “Environmental Laws”) which could reasonably be expected to have a material adverse effect on the Borrower’s consolidated financial condition. The term “Hazardous Substances” will mean any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws. The Borrower is not subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that the Borrower (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively “Remedial Action”); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. Except as disclosed on the Borrower’s environmental questionnaire provided to the Bank, there are not now, nor to the Borrower’s knowledge after reasonable investigation have there ever been, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by the Borrower during the periods that the Borrower owned or occupied such real estate, which if present on the real estate or in soils or ground water, could require Remedial Action. To the Borrower’s knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect the Borrower or its business, and there are no conditions that would subject the Borrower to Remedial Action or other liability. The Borrower is in compliance in all material respects with all applicable Environmental Laws.

                  (g)         Financial Statements. The financial statements provided to the Bank fairly present the financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods presented and are prepared in accordance with generally accepted accounting principles. There has been no material adverse change in the Borrower’s consolidated financial condition since the date of such financial statements.

         4.2         Covenants. For so long as the loan hereunder remains outstanding, the Borrower covenants to the Bank that it will comply with the following provisions of this Section 4.2:

                  (a)         Corporate Existence; Business Activities; Assets. The Borrower will and will cause the Subsidiary Bank to (i) preserve its corporate existence, rights and franchises; (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement or as may be otherwise permissible for a financial holding company under applicable laws and regulations; (iii) not liquidate or dissolve; and (iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets. The Borrower shall not merge or consolidate with or into any other entity unless the Borrower is the surviving entity of such transaction.

                  (b)         Restriction on Liens. The Borrower will not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the Borrower’s property now owned or hereafter acquired, except (i) taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserves provided; (ii) easements, restrictions and minor title irregularities which do not, as a practical matter, have an adverse effect upon the ownership and use of the affected property; (iii) liens in favor of the Bank; (iv) other liens disclosed in writing to the Bank prior to the date hereof which are fully subordinated to any security interest or other lien held by the Bank; and (v) liens or pledges of specific investment assets of the Borrower pledged to one or more of the Borrower’s Subsidiaries; provided that the foregoing restriction shall not apply to the capital stock or interests of Cupertino National Bank.

                  (c)         Restriction on Contingent Liabilities. The Borrower will not and will not permit the Subsidiary Bank to guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks, the issuance or confirmation of letters of credit by the Subsidiary Bank and similar matters in the ordinary course of banking business and guarantees provided by the Borrower in connection with the issuance of trust preferred securities consistent with the Borrower’s past practices.

                  (d)         Insurance. The Borrower will maintain and cause each Subsidiary to maintain insurance to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties.

                  (e)         Taxes and Other Liabilities. The Borrower will pay and discharge, and cause each Subsidiary to pay and discharge when due, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.

                  (f)         Financial Statements and Reporting. The Borrower will, and will cause each Subsidiary to (i) maintain accounting records in accordance with generally accepted accounting principles consistently applied throughout the accounting periods involved; (ii) provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request; and (iii) without request, provide the Bank with the following information:

                           (i)         As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower’s annual audited financial statements prepared by an accounting firm reasonably acceptable to the Bank; and

                           (ii)         (A) Within 45 days of the end of each quarter, quarterly FRY-9C and FRY-9LP reports, or any successors thereto, of the Borrower prepared in accordance with the guidelines of the Federal Reserve System, together with a certificate of a senior financial officer of the Borrower setting forth calculations showing the Borrower’s compliance with the financial covenants contained in this Agreement as of the end of such quarter and certifying that as of the date of such certificate no default (as described in Section 6 hereof) has occurred, nor any event or act has occurred, or condition exists, which with the giving of notice or the passage of time would constitute such a default; and

                                        (B) Upon request by the Bank, quarterly call reports prepared on FFIEC forms, or any successors thereto, of the Subsidiary Bank prepared in accordance with the guidelines of the Regulatory Authority which regulates such Subsidiary Bank; and

                           (iii)         As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Borrower or filed with the SEC or other governmental agency having regulatory authority over the Borrower or the Subsidiary Bank or with any national securities exchange; and

                           (iv)         Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of obligations of the Borrower or the Subsidiary Bank pursuant to the terms of any indenture, loan or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 4.2(f); and

                           (v)         Promptly, and in any event within 10 days, after the Borrower has knowledge thereof, a statement of a senior financial officer of the Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute an Event of Default hereunder or a breach of any other material agreement to which the Borrower or the Subsidiary Bank is a party, together with a statement of the actions which the Borrower or the Subsidiary Bank proposes to take with respect thereto; and (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 4.1(c) that could reasonably be expected to have a material adverse effect on the Borrower’s consolidated financial condition; and

                           (vi)         Notice of any memorandum of understanding or any other agreement with any Regulatory Authority, or cease and desist order, immediately after entered into by or issued against Borrower or the Subsidiary Bank; and

                           (vii)         Immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a material financial contribution by the Borrower or Remedial Action or other response by or on the part of the Borrower under Environmental Laws, or which seeks material damages or civil, criminal or punitive penalties from the Borrower for an alleged violation of Environmental Laws; and

                           (viii)         Promptly after request therefor, any other information concerning the business affairs and financial condition of the Borrower or the Subsidiary Bank as the Bank may reasonably request.

                  (g)         Information. The Borrower will make available for review by the Bank, promptly upon Bank’s request, financial statements, call reports and any other records or documents of the Borrower or the Subsidiary Bank. The Borrower and the Subsidiary Bank will use commercially reasonably efforts to obtain the consent of any person or Regulatory Authority which it deems necessary or appropriate for disclosure of the information described above.

                  (h)         Financial Covenants.

                            (i)         The Borrower shall maintain, on a consolidated basis for the Borrower and its consolidated Subsidiaries, as of the end of each fiscal quarter of the Borrower:

                                         (A)         a ratio of Nonperforming Assets to Total Loans plus Other Real Estate of not greater than 2.0%.

                                         (B)         a ratio of Loan Loss Reserves to Non-Performing Assets of at least 100%.

                           (ii)         The Borrower shall maintain, as of the end of any fiscal quarter of the Borrower, on a consolidated, rolling four quarters basis for the Borrower and its consolidated Subsidiaries, a ratio of Net Income to Average Assets of at least .85%.

                           (iii)         The Borrower shall not permit the Borrower’s Double Leverage Ratio to exceed 135% as of the end of any fiscal quarter of the Borrower.

                           (iv)         The Borrower shall maintain, on a consolidated basis for the Borrower and its consolidated Subsidiaries, and shall cause the Subsidiary Bank, when measured separately, to maintain, as of the end of any fiscal quarter of the Borrower and the Subsidiary Bank, a Tier 1 leverage ratio (as determined in accordance with the regulations of the various federal Regulatory Authorities), of not less than 5.0%.

                           (v)         The Borrower shall maintain, on a consolidated basis for the Borrower and its consolidated Subsidiaries, and shall cause the Subsidiary Bank, when measured separately, to maintain, as of the end of any fiscal quarter of the Borrower and the Subsidiary Bank, a Tier 1 risk-based capital ratio (as determined in accordance with the regulations of the various federal Regulatory Authorities), of not less than 6.0%.

                           (vi)         The Borrower shall maintain, on a consolidated basis for the Borrower and its consolidated Subsidiaries, and shall cause the Subsidiary Bank, when measured separately, to maintain, as of the end of any fiscal quarter of the Borrower and the Subsidiary Bank, a Total risk-based capital ratio (as determined in accordance with the regulations of the various federal Regulatory Authorities), of not less than 10.0%.

                           (vii)         The Borrower shall maintain at all times minimum shareholder’s equity in the Subsidiary Bank of not less than $40,000,000.

                  (i)         Inspection of Properties and Records; Fiscal Year. The Borrower will permit representatives of the Bank to visit and inspect any of the properties and examine any books and records of the Borrower and the Subsidiary Bank, including without limitation the stock transfer records of the Subsidiary Bank, at any reasonable time and as often as the Bank may reasonably desire. The Borrower will not change its fiscal year.

                  (j)         Issuance of Stock. The Borrower will not permit the Subsidiary Bank to issue any additional shares of common or preferred stock, or any options, warrants or other common stock equivalents, or sell or issue securities or obligations convertible into such (“New Stock”), whether in the form of stock dividends or stock splits or otherwise, unless such New Stock will be issued to the Borrower and delivered by the Borrower to the Bank, together with any additional documents required by the Bank, as additional collateral to secure the loan provided for hereunder.

                  (k)         Acquisitions and Investments. Except to the extent permitted by Section 4.2(a), neither the Borrower nor the Subsidiary Bank will acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, corporation or other entity, including investments acquired in exchange for stock or other securities or obligations of any nature of the Borrower or the Subsidiary Bank, or create or participate in the creation of any joint venture, other than:

                           (i)         investments in (A) bank repurchase agreements; (B) savings accounts or certificates of deposit in a financial institution of recognized standing; (C) obligations issued or fully guaranteed by the United States; and (D) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower or the Subsidiary Bank;

                           (ii)         loans and advances made to employees and agents in the ordinary course of business;

                           (iii)         investments in the Borrower by the Subsidiary Bank and by the Borrower and the Subsidiary Bank in Subsidiaries;

                            (iv)         with respect to the Subsidiary Bank, investments or loans made in the ordinary course of the banking business of the Subsidiary Bank; and

                           (v)         in connection with acquisitions of depository institutions and non-depository entities; provided that (A) no default (as determined in accordance with Section 6 hereof) shall have occurred and be continuing as the consummation of such acquisition, or would be created thereby or exist immediately after giving effect to such acquisition; (B) the institution or entity to be acquired shall be in a substantially similar business to that conducted by the Borrower or one of its Subsidiaries or otherwise permitted for a financial holding company or its subsidiaries; (C) the total consolidated assets of any depository institution to be acquired shall not exceed 35% of the total consolidated assets of the Borrower immediately prior to such acquisition; (D) the consolidated assets of any non-depository entity to be acquired shall not exceed 10% of the total consolidated assets of the Borrower immediately prior to such acquisition; and (E) the investment grade rating of the Borrower’s long-term unsecured debt, as reported by Standard & Poor’s Rating Group or Moody’s Investor Services, Inc., on a post-acquisition basis, shall be BBB- and Baa3 or better.

                  (l)         Transactions with Affiliates. Neither the Borrower nor the Subsidiary Bank will enter into or be a party to any material transaction with any affiliate except as otherwise provided herein or in the ordinary course of business or as would not otherwise be prohibited by Section 23A or 23B of the Bank Holding Company Act of 1956, as amended.

                  (m)         Other Covenants. The Borrower agrees that any financial or operating covenants (including default threshholds similar to those contianed in Section 6.1 hereof)contained in any agreement, document or instrument evidencing indebtedness of the Borrower for borrowed money entered into after the date hereof, which are more restrictive than, or substantively different from, the covenants (including the default threshholds contianed in Section 6.1 hereof) contained in this Agreement, shall be deemed to be incorporated by reference into this Agreement with the same force and effect as if originally contained herein. The Borrower further agrees to execute and deliver any amendment to this Agreement reasonably requested by the Bank to specifically incorporate herein such agreement or covenant.

                  (n)         Compliance with Laws. The Borrower will comply, and will cause the Subsidiary Bank to comply, in all material respects with all applicable federal and state laws and regulations: (i) that regulate or are concerned in any way with its or their banking and trust business, including without limitation those laws and regulations relating to the investment of funds, lending of money, collection of interest, extension of credit, and location and operation of banking facilities; or (ii) otherwise relate to or affect the business or assets of Borrower or the Subsidiary Bank or the assets owned, used or occupied by them.

ARTICLE V. COLLATERAL

         5.1         Collateral.

                  (a)         Grant of Security Interest. As security for the complete and prompt payment and performance when due of the Obligations to the Bank, the Borrower hereby grants a security interest in and collaterally assigns to the Bank all of the following, whether now owned or existing or hereafter acquired (collectively, the “Collateral”): all of the Borrower’s right, title and interest in and to the following property: 50 shares of the common stock of the Subsidiary Bank, evidenced by stock certificate No. 2A, together with all renewals thereof, substitutions therefor, and all proceeds thereof (including stock splits and the like), dividends, profits, monies and claims for more monies now or hereafter payable with respect to said property.

                  (b)         Warranty of Title/Status of Collateral. The Borrower represents and warrants to the Bank that the Collateral is genuine and the Borrower has good title to the Collateral. The Collateral is not subject to any restrictions on transfer and/or disposition by the Borrower or the Bank.

                  (c)         Ownership; Maintenance of Collateral; Restriction on Liens and Dispositions. The Borrower represents and warrants to the Bank that the Borrower is the sole owner of the Collateral free of all liens, claims, other encumbrances and security interests except as permitted in writing by the Bank. The Borrower will: (i) maintain the Collateral; (ii) keep the Collateral free from all liens, executions, attachments, claims, encumbrances and security interests (other than the Bank’s sole and paramount security interest and those interests permitted in writing by the Bank); (iii) defend the Collateral against all claims and legal proceedings by persons other than the Bank; (iv) pay and discharge when due all taxes, levies and other charges or fees which may be assessed against the Collateral (except for payment of taxes contested by the Borrower in good faith by appropriate proceedings so long as no levy or lien has been imposed upon the Collateral); (v) not sell or transfer the Collateral to any party; and (vi) preserve the Bank’s rights and security interest in the Collateral against all other parties. The Borrower will promptly deliver to the Bank a copy of any notices, statements or communications received by the Borrower regarding the Collateral.

                  (d)         Maintenance of Security Interest. The Borrower agrees that it will take any action requested by the Bank to preserve the Collateral and to perfect, establish the priority of, continue perfection and enforce the Bank’s interest in the Collateral and the Bank’s rights under this Section 5.1; and the Borrower will pay all costs and expenses related thereto.

                  (e)         Delivery of Collateral/Proceeds/Order of Application.

                           (i)         Except as provided for below, all proceeds of, substitutions for and distributions regarding Collateral received by the Borrower will be held by the Borrower upon an express trust for the Bank, will not be commingled with any other funds or property of the Borrower, and will be turned over to the Bank in precisely the form received (but endorsed by the Borrower, if necessary) not later than the business day following the day of their receipt by the Borrower; and all proceeds of, substitutions for and distributions relating to the Collateral will be held by the Bank as Collateral hereunder.

                           (ii)         Notwithstanding the provisions of clause (i) above and absent the existence of an Event of Default hereunder, the Borrower may retain all regularly scheduled and/or announced cash dividends or distributions paid to the Borrower regarding the Collateral.

                  (f)         The Borrower will immediately deliver to the Bank all original certificates, safekeeping receipts and all other evidence of ownership and/or title to the Collateral (“Certificates”). Furthermore, the Borrower agrees to direct, in writing, that all banks and entities holding or controlling any Certificates promptly and directly transmit all such Certificates to the Bank.

                  (g)         Possessory Agency Agreements; Collateral in “Street Name”. Upon the request of the Bank, the Borrower will promptly obtain from any entity holding or controlling any Collateral or Certificates such documents as the Bank deems necessary to evidence its security interest in and exclusive possession of such Collateral and Certificates, including, without limitation, an exclusive possessory agency agreement satisfactory to the Bank. If any Collateral is not registered in the Borrower’s legal name, the Borrower will furnish the Bank with satisfactory written proof of the Borrower’s bona fide ownership of same. Upon request of the Bank, the Borrower will have any Collateral registered in the Borrower’s legal name at the Borrower’s expense.

                  (h)         Tax Forms. If requested by the Bank, the Borrower will complete and deliver to the Bank IRS Form W-9 (Payer’s Request for Taxpayer Identification Number), or any successor form thereto, for each item of Collateral pledged by the Bank and any other informational tax filings required by federal and state taxing authorities with regard to such Collateral.

                  (i)         Regulation U Forms. If any Collateral is “margin stock” under Regulation U of the Federal Reserve Board, the Borrower will deliver to the Bank a completed Form U-1 satisfactory to the Bank upon request.

                  (j)         Acceptable Collateral/Restrictions On Disposition of Collateral. The Borrower will notify the Bank in writing if any of the Collateral is subject to any restrictions on its sale and/or disposition by the Borrower and/or the Bank by virtue of restrictive legends, agreements between the Borrower or third parties and restrictions under any federal and/or state securities law. In addition, the Borrower will promptly furnish to the Bank such information as the Bank deems necessary to comply with federal and/or state securities laws as to the holding and disposition of any Collateral, and to determine the status of the Collateral under federal and/or state securities laws (including, without limitation, an opinion of counsel as to the status of the Collateral under federal and state securities laws), and to verify the ownership and nature of restrictions on the disposition of any Collateral; all in form reasonably satisfactory to the Bank and at the Borrower’s expense.

         5.2         Credit Balances; Setoff. As additional security for the payment of all debts, liabilities and other obligations described in the Loan Documents and any other obligations of the Borrower to the Bank of any nature whatsoever, including obligations relating to any interest rate hedging or other derivative transaction between the Bank and the Borrower (collectively the “Obligations”), the Borrower hereby grants to the Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of the Bank. The Bank may, at any time upon the occurrence of an Event of Default, set off against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

         5.3         Rights and Duties of Bank. In addition to all other rights (including setoff) of the Bank under this Agreement and the other Loan Documents, the following provisions will also apply:

                  (a)         Authority to Perform for the Borrower. To facilitate the Bank’s ability to preserve and dispose of the Collateral, the Borrower unconditionally appoints any officer of the Bank as the Borrower’s attorney-in-fact (coupled with an interest and irrevocable while any Obligations remain unpaid) to do any of the following upon the occurrence and during the continuance of an Event of Default: to endorse the name of the Borrower on any Collateral, financing statements or payments, and any documents needed to perfect, protect and/or realize upon the Bank’s interest in the Collateral; and to do all such other acts and things necessary to carry out the Borrower’s obligations under this Agreement and the other Loan Documents. All acts taken by the Bank pursuant to the above-described authority are hereby ratified and approved, and the Bank will not be liable to the Borrower for any acts of commission or omission, nor for any errors of judgment or mistakes in undertaking such authorized actions except for Lender’s gross negligence or willful misconduct. For good and valuable consideration, the Borrower agrees not to assert any claims against any third-party holding Collateral for complying with the Bank’s requests hereunder, and the Borrower waives any claims against such third parties for actions taken at the request of the Bank.

                  (b)         Collateral Preservation. The Bank will use reasonable care as to any Collateral in its physical possession but in determining such standard of reasonable care, the Borrower expressly acknowledges that the Bank has no duty to: (i) insure the

Collateral against hazards; (ii) protect the Collateral from seizure, levy, lien, claim or conversion by third parties, or acts of God; (iii) give to the Borrower any notices, account statements or communications received by the Bank regarding the Collateral; (iv) perfect or continue perfection of any security interest in the Collateral in favor of the Borrower; (v) inform the Borrower of any decline in the value of the Collateral or the existence of any option or elections with respect to the Collateral; (vi) take any action to invest or manage the Collateral; (vii) exercise, preserve or act with respect to any exchanges, puts, calls, redemptions, conversions, maturities, offers, tenders and other rights or requirements regarding the Collateral or the Borrower’s interest therein; nor (viii) sue or otherwise take action to preserve the Borrower’s or the Bank’s interest in the Collateral. Notwithstanding any failure by the Bank to use reasonable care in preserving the Collateral, the Borrower agrees that the Bank will not be liable to the Borrower for consequential or special damages arising from such failure.

ARTICLE VI. DEFAULTS

         6.1         Defaults. Notwithstanding any cure periods described below, the Borrower will immediately notify the Bank in writing when the Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether the Borrower has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default”:

                  (a)         Nonpayment. The Borrower fails to pay (i) any interest due on the Note or any fees, charges, costs or expenses under the Loan Documents by 5 days after the same becomes due; or (ii) any principal amount of the Note when due.

                  (b)         Nonperformance. The Borrower fails to perform or observe any agreement, term, provision, condition, or covenant (other than a default referred to in (a), (c), (d), (e), (f) or (g) of this Section 6.1) required to be performed or observed by the Borrower hereunder or under any other Loan Document or other agreement with or in favor of the Bank and such failure continues uncured for a period of 30 days.

                  (c)         Misrepresentation. Any financial information, statement, certificate, representation or warranty given to the Bank by the Borrower (or any of its representatives) in connection with entering into this Agreement or the other Loan Documents and/or any borrowing thereunder, or required to be furnished under the terms thereof, proves untrue or misleading in any material respect (as determined by the Bank in the exercise of its judgment) as of the time when given.

                  (d)         Default on Other Obligations. The Borrower will be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by the Borrower to the Bank or any indebtedness in excess of $10,000,000 owing by the Borrower to any third party, and the period of grace, if any, to cure said default will have passed.

                  (e)         Judgments. Any judgment is obtained against the Borrower which, together with all other outstanding unsatisfied judgments against the Borrower, exceeds the sum of $10,000,000 and remains unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

                  (f)         Inability to Perform; Bankruptcy/Insolvency. (i) The Borrower ceases to exist; or (ii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is commenced under any Federal or state law by or against the Borrower; or (iii) the Borrower becomes the subject of any out-of-court settlement with its creditors; or (iv) the Borrower is unable or admits in writing its inability to pay its debts as they mature; or (v) the Borrower or the Subsidiary Bank is closed or taken over by a Regulatory Authority.

                  (g)         Material Adverse Change. There is a material adverse change in the business, properties, consolidated financial condition or affairs of the Borrower, or in any Collateral.

                  (h)         Regulatory Orders. Any Regulatory Authority takes any formal enforcement action against the Borrower or the Subsidiary Bank.

         6.2         Termination of Loan; Additional Bank Rights. Upon the occurrence of any Event of Default, the Bank may at any time thereafter (i) immediately terminate its obligation, if any, to make additional loans to the Borrower; (ii) set off; and/or (iii) take such other steps to protect or preserve the Bank’s interest in any collateral; all without demand or notice of any kind, all of which are hereby waived.

         6.3         Acceleration of Obligations. Upon the occurrence of any Event of Default (other than under Section 6.1(f)), the Bank may at any time thereafter, (i) by written notice to the Borrower, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance will thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents; and (ii) subject to applicable regulatory requirements, require the Borrower to cause the Subsidiary Bank to appoint an independent transfer agent for the purpose of registering and transferring ownership of the capital stock of Coast Commercial Bank. Upon the occurrence of any Event of

Default under Section 6.1(f), the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, will thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Nothing contained in Section 6.1, Section 6.2 or this section will limit the Bank’s right to set off as provided in Section 5.2 or otherwise in this Agreement.

         6.4         Remedies as to Collateral. Upon the occurrence of an Event of Default, the Bank may at any time thereafter, subject in each case to applicable regulatory requirements: (i) transfer any of the Collateral into its name or that of its nominee; (ii) in the Borrower’s name or otherwise dispose of and/or collect any Collateral by suit or otherwise; or surrender or exchange all or any part of the Collateral; or compromise, extend, renew or modify any obligation evidenced by the Collateral; (iii) exercise all of the Borrower’s rights as a holder and/or owner of the Collateral; (iv) dispose of the Collateral as provided for herein and at law; and (v) notify any issuer or holder of any Collateral (and/or any transfer agent of such issuer) of this pledge of the Collateral, and direct such issuer, holder or transfer agent to deliver directly in trust to the Bank any subsequent shares of stock, dividend payments or other distributions pertaining to the Collateral or arising from the Borrower’s ownership of the Collateral; and the Borrower hereby unconditionally directs such parties to comply with the Bank’s requests in all respects.

         6.5         Cumulative Remedies; Notice; Waiver. In addition to the remedies set forth herein, the Bank will have all other rights and remedies for default provided by the Uniform Commercial Code, as well as any other applicable law, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, AND DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS. The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have. With respect to such rights and remedies:

                  (a)         Notice of Disposition. Written notice, when required by law, sent to any address of the Borrower in this Agreement, at least ten (10) calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral will be deemed reasonable notice;

                  (b)         Possession of Collateral; Commercial Reasonableness. The Bank will not, at any time, be obligated to either take or retain possession or control of the Collateral. With respect to the Collateral in the possession or control of the Bank, the Borrower and the Bank agree that as a standard for determining commercial reasonableness: the Bank need not liquidate, collect, sell or otherwise dispose of any of the Collateral if the Bank believes, in good faith, that disposition of the Collateral would not be commercially reasonable, would subject the Bank to third-party claims or liability, or would cause the Bank to violate federal or state securities laws; and the Bank may hold the Collateral for up to one year to attract other potential purchasers or obtain a better price, and in such event, the Bank will not then be deemed to have retained the Collateral in satisfaction of the Obligations. Furthermore, the Bank may sell the Collateral with or without an agent or broker; and the Bank need not register any Securities Collateral under state or federal law;

                  (c)         Waiver by the Bank. The Bank may permit the Borrower to attempt to remedy any default without waiving its rights and remedies hereunder, and the Bank may waive any default beyond any applicable cure period provided therefor without waiving any other subsequent or prior default by the Borrower. Furthermore, delay on the part of the Bank in exercising any right, power or privilege hereunder or at law will not operate as a waiver thereof, nor will any single or partial exercise of such right, power or privilege preclude other exercise thereof or the exercise of any other right, power or privilege. No waiver or suspension will be deemed to have occurred unless the Bank has expressly agreed in writing specifying such waiver or suspension;

                  (d)         Marshalling. The Borrower waives any claim of marshalling of assets against the Bank; and

                  (e)         Regulatory Limitations. The foregoing provisions of this Section 6.5 shall not be construed to excuse the Bank from compliance with applicable regulatory requirements in dealing with the Collateral.

         6.6         Irrevocable Proxy on Default. In addition to the Bank’s other rights, the Borrower irrevocably appoints the Bank as proxy, with full power of substitution and revocation, to exercise (subject to applicable regulatory requirements), when an Event of Default shall have occurred and be continuing, the Borrower’s rights to take any action respecting the Collateral or with regard to any issuer or transfer agent of the Collateral thereof as fully as the Borrower might do. This proxy remains effective so long as any of the Obligations are unpaid.

         6.7         Other Remedies. Nothing in this Article VI is intended to restrict the Bank’s rights under any of the Loan Documents or at law, and the Bank may exercise all such rights and remedies as and when they are available.

ARTICLE VII. MISCELLANEOUS

         7.1         Delay; Cumulative Remedies. No delay on the part of the Bank in exercising any right, power or privilege hereunder or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have.

         7.2         Relationship to Other Documents. The warranties, covenants and other obligations of the Borrower (and the rights and remedies of the Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give the Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

         7.3         Participations. The Bank may, at its option, sell all or any interests in the Note and other Loan Documents to other financial institutions with prior written notice to, and consent by, the Borrower, which consent shall not be unreasonably withheld or delayed, unless an Event of Default exists, then such notice and consent shall not be required. Any purchaser of an interest in the Note is hereinafter referred to as a “Participant.” In connection with such sales (and thereafter), the Bank may disclose any financial information the Bank may have concerning the Borrower to any such Participant or potential Participant.

         7.4         Expenses and Attorneys’ Fees. The Borrower will reimburse the Bank for all reasonable attorneys’ fees and all other costs, fees and out-of-pocket disbursements (including reasonable fees and disbursements of both inside counsel and outside counsel) incurred by the Bank in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents, including fees and costs related to any waivers or amendments with respect thereto; provided that the Borrower’s reimbursement to the Bank for legal fees and disbursements incurred in the preparation, execution and delivery of this Agreement shall not exceed $15,000. The Borrower will also reimburse the Bank for all costs of collection before and after judgment, and the costs of preservation and/or liquidation of any collateral (including reasonable fees and disbursements of both inside and outside counsel).

         7.5         Successors. The rights, options, powers and remedies granted in this Agreement and the other Loan Documents will extend to the Bank and to its successors and assigns, will be binding upon the Borrower and its successors and assigns and will be applicable hereto and to all renewals and/or extensions hereof.

         7.6         Indemnification. Except for harm arising from the Bank’s gross negligence or willful misconduct, the Borrower hereby indemnifies and agrees to defend and hold the Bank harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against the Bank relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral. This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations due the Bank.

         7.7         Notice of Claims Against Bank; Limitation of Certain Damages. In order to allow the Bank to mitigate any damages to the Borrower from the Bank’s alleged breach of its duties under the Loan Documents or any other duty, if any, to the Borrower, the Borrower agrees to give the Bank immediate written notice of any claim or defense it has against the Bank, whether in tort or contract, relating to any action or inaction by the Bank under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to the Bank represents the parties’ agreed-to standard of performance regarding claims against the Bank. Notwithstanding any claim that the Borrower may have against the Bank, and regardless of any notice the Borrower may have given the Bank, the Bank will not be liable to the Borrower for consequential and/or special damages arising therefrom, except those damages arising from the Bank’s gross negligence or willful misconduct.

         7.8         Notices. Although any notice required to be given hereunder or under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given when placed in the United States Mail, with postage prepaid, or sent by overnight delivery service, or sent by telex or facsimile, in each case to the address set forth below or as amended.

         7.9         Payments. Payments due under the Note and other Loan Documents will be made in lawful money of the United States, and the Bank is authorized to charge payments due under the Loan Documents against any account of the Borrower. All payments may be applied by the Bank to principal, interest and other amounts due under the Loan Documents in any order which the Bank elects.

         7.10         Applicable Law and Jurisdiction; Interpretation; Joint Liability. This Agreement and all other Loan Documents will be governed by and interpreted in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by Federal law. Invalidity of any provisions of this Agreement will not affect any other provision. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTIES OF SAN FRANCISCO OR SANTA CLARA, CALIFORNIA, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH

REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTES, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein will affect the Bank’s rights to serve process in any manner permitted by law, or limit the Bank’s right to bring proceedings against Borrower in the competent courts of any other jurisdiction. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only upon the Bank’s receipt of the executed originals thereof.

         7.11         Copies; Entire Agreement; Modification. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER. A MODIFICATION OF ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER, WHICH OCCURS AFTER RECEIPT BY YOU OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT. ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

         7.12         Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

[SIGNATURES APPEAR ON NEXT PAGE]

         IN WITNESS WHEREOF, the undersigned have executed this TERM LOAN AND SECURITY AGREEMENT as of July 31, 2002.

GREATER BAY BANCORP
By: /s/ DAVID L. KALKBRENNER
Name and Title:	David L. Kalkbrenner President and CEO

By: /s/ KAMRAN HUSAIN
Name and Title: Senior Vice President

Address:

2860 West Bayshore Road Palo Alto, CA 94303 Attn: Chief Financial Officer Facsimile No.: (650) 494-9220

U.S. BANK NATIONAL ASSOCIATION
By: /s/ JON B. BEGGS
Name and Title:	Jon B. Beggs Vice President

Address:

777 East Wisconsin Avenue Milwaukee, WI 53202 Attn: Jon B. Beggs, Vice President Facsimile No.: 414-765-6236

S-1

EXHIBIT A

TERM NOTE

$30,000,000	Milwaukee, Wisconsin
July 31, 2002

                  FOR VALUE RECEIVED, on or before the Maturity Date (as defined in the Loan Agreement hereinafter referred to), the undersigned, GREATER BAY BANCORP, a California corporation, promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) the principal sum of Thirty Million Dollars, or such lesser amount as is shown to be outstanding according to the records of the Bank, which records shall be conclusive, absent manifest error, together with interest on the principal balance outstanding from time to time, at such rates and payable at such times as are set forth in the Loan Agreement hereinafter referred to.

                  Payments of both principal and interest are to be made in immediately available funds in lawful currency of the United States of America at the office of the Bank, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other place as the holder hereof shall designate to the undersigned in writing.

                  This Note is the Note issued pursuant to a Term Loan Agreement dated as of July 31, 2002 between the undersigned and the Bank (as amended from time to time, the “Loan Agreement”). Reference is made to such Loan Agreement for rights and obligations as to prepayment and acceleration of maturity.

                  The undersigned waives demand, presentment, protest or any other notice of any kind with respect to this Note.

                  This Note shall be governed and construed in accordance with the laws of the State of Wisconsin.

                  The undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees.

GREATER BAY BANCORP
By:

Name:

Title:

By:

Name:

Title: